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Alternative Investment
Strategies

WORLD MONITOR TRUST II--
SERIES F

MONTHLY REPORT/
AUGUST 29, 2003

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         WORLD MONITOR TRUST II--SERIES F
-------------------------------------------------------------------------------
Dear Interest Holder:

Enclosed is the report for the period from July 26, 2003 to August 29, 2003 for World Monitor Trust II--Series F ('Series F'). The net asset value of an interest as of August 29, 2003 was $132.71, an increase of 1.71% from the July 25, 2003 value of $130.48. The calendar year-to-date return for Series F was an increase of 11.75% as of August 29, 2003.

The estimated net asset value per interest as of September 22, 2003 was $134.91. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your financial advisor. For account status inquiries, contact Prudential Alternative Investments at
(212) 778-2443.

          Sincerely yours,

          /s/ Eleanor L. Thomas
          ---------------------
          Eleanor L. Thomas
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
-------------------------------------------------
For the period from July 26, 2003 to
  August 29, 2003
Revenues:
Realized loss on commodity
  transactions......................   $ (894,403)
Change in unrealized commodity
  positions.........................    2,041,063
Interest income.....................       37,983
                                       ----------
                                        1,184,643
                                       ----------
Expenses:
Commissions.........................      271,452
Management fee......................       90,623
Other expenses......................       13,422
Other transaction fees..............        8,210
Incentive fee.......................        1,236
                                       ----------
                                          384,943
                                       ----------
Net gain............................   $  799,700
                                       ----------
                                       ----------

STATEMENT OF CHANGES IN NET ASSET VALUE
---------------------------------------------------
For the period from July 26, 2003 to
  August 29, 2003
                                             Per
                                Total      Interest
                             -----------   --------
Net asset value at
  beginning of period
  (360,755.174
  interests)...............  $47,072,525   $ 130.48
Contributions..............      273,000
Net gain...................      799,700
Redemptions................     (354,578)
                             -----------
Net asset value at end of
  period (360,106.750
  interests)...............  $47,790,647     132.71
                             -----------
                             -----------
                                           --------
Change in net asset
  value per interest....................   $   2.23
                                           --------
                                           --------
Percentage change.......................       1.71%
                                           --------
                                           --------
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I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust II--Series F is accurate and complete.

                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.

                              /s/ Ronald J. Ivans
                              --------------------
                              by: Ronald J. Ivans
                            Chief Financial Officer